Exhibit 23.1



Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the (i) Registration Statement (Form S-8 No. 333-42870) pertaining to the SureWest Communications 2000 Equity Incentive Plan, (ii) Registration Statement (Form S-8 No. 333-42868) pertaining to the SureWest Communications 1999 Restricted Stock Bonus Plan and (iii) Registration Statement (Form S-8 No. 333-87222) pertaining to the SureWest KSOP of our report dated March 19, 2004, with respect to the consolidated financial statements of SureWest Communications included in the amended Annual Report (Form 10-K/A) for the year ended December 31, 2003.

                                      /S/ Ernst & Young LLP


Sacramento, California
March 11, 2005